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                  FIRST USA, INC. TO JOIN BANC ONE CORPORATION


CONTACT:
John A. Russell of BANC ONE, 614-248-5989
David C. Webster of First USA, 214-849-3755


COLUMBUS, Ohio, January 20, 1997 -- BANC ONE CORPORATION, Columbus, Ohio (NYSE:
ONE) and First USA, Inc. (NYSE: FUS), headquartered in Dallas, Texas, jointly announced today that an agreement has been reached for First USA to merge with BANC ONE.

First USA, Inc. is a financial services company specializing in the credit card business and is currently the fourth largest among domestic Visa and MasterCard issuers with $22.4 billion in managed receivables and 16 million cardholders. The combination of First USA's operations with BANC ONE's 16 million cardholders and $12.6 billion in managed receivables will produce the nation's third-largest card operation with 32 million cardholders and assets of $35 billion. First USA participates in the payments processing business through its 57% interest in First USA Paymentech which will also be acquired by BANC ONE pursuant to this transaction.

Terms of the agreement call for First USA shareholders to receive 1.1659 shares of BANC ONE stock for each share of First USA. The value of the transaction is approximately $52.61 a First USA share or $7.3 billion based on BANC ONE's closing share price on Friday, January 17, 1997. It is expected that the transaction will be completed by May 31, 1997.

John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, said "We are absolutely delighted to have First USA join BANC ONE. They are a superb financial services company that has achieved a leadership position in the credit card industry with the best five-year compounded annual growth rate in earnings in the industry. First USA will add a powerful new dimension to our competitive arsenal and significantly change the way BANC ONE can compete in the consumer financial services business."

McCoy continued, "Over the last decade, specialized issuers and processors have developed a great economy-of-scale advantage over other operations. This advantage enables specialized issuers to offer a broader product line and pricing options that are not economical for other issuers to match. First USA is well known for its low-cost structure, its marketing savvy, and its cutting-edge technology. We believe they are the leader among the credit card companies in the U.S.A. today."

John C. Tolleson, Chairman and Chief Executive Officer of First USA, said, "We couldn't be more pleased to be merging with a company with such a fine reputation. Our combined strength will enable us to offer a broader range of financial services to our existing customer base. This is a winning transaction for customers, employees and shareholders of BANC ONE and First USA and a significant event in the financial services industry."



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Tolleson founded First USA in 1985 and has been Chairman and Chief Executive
Officer since then. Under the agreement, he will become a member of BANC ONE's Board of Directors, and will turn over the day-to-day operations of First USA after completion of the merger to Richard W. Vague, who co-founded First USA with Tolleson and is currently Chairman and Chief Executive Officer of First USA Bank and President of First USA, Inc. Vague will become Chairman and Chief Executive Officer of First USA, and will report jointly to John B. McCoy and Richard J. Lehmann, President and Chief Operating Officer of BANC ONE. It is expected that First USA will continue to operate under its current name.

Regarding the merger, Vague said, "With the merger, a top priority will be to leverage the synergies realized by the merger to drive growth and earnings. Both organizations possess a wealth of experience and knowledge that we intend to aggressively apply to our combined customer base. We will market our credit card products throughout BANC ONE's extensive branch system in addition to our traditional distribution channels. In turn, BANC ONE's broad and appealing product line can be marketed directly to the combined credit card customer base of 32 million credit worthy individuals. Also, we feel that the scale and resources of the new organization will be a huge asset as we seek to grow the affinity and co-brand business and take market share away from competitors."

BANC ONE CORPORATION had assets of $101.8 billion and common equity of $8.4 billion at December 31, 1996, and operates 1,502 banking offices. BANC ONE also owns several additional corporations that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, trust and investment management, brokerage, investment and merchant banking, venture capital, equipment leasing and data processing.

Information about BANC ONE's fourth quarter and full year 1996 financial results and its products and services can be accessed on the Internet through BANC ONE's home page at: http://www.bankone.com, through InvestQuest (TM) at http://www.investquest.com and InvestQuest (TM) Fax-on-demand: 614-844-3860.

First USA maintains a site on the World Wide Web at http://www.firstusa.com.